EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE May 6, 2014

NN, INC. REPORTS EARNINGS FOR 2014 FIRST QUARTER

•
Net income from normal operations for the first quarter ended March 31, 2014 was $5.6 million, or $0.31 per diluted share as compared to $3.6 million, or $0.21 per diluted share for the same period in 2013

•	Quarterly sales increase of $8.7 million, or 9.3% over prior year’s first quarter

Johnson City, Tenn, May 6, 2014 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the first quarter ended March 31, 2014.  Net sales for the first quarter of 2014 were $102.5 million, an increase of $8.7 million or 9.3% as compared to $93.8 million for the same period of 2013.  This included approximately $1.8 million in net sales from the acquisition of the assets of V-S Industries that was announced on February 4, 2014.

Pre-tax income for the first quarter of 2014 was $7.7 million, compared to 2013 first quarter pre-tax income of $4.3 million. This increase was due to improved sales and improved operating performance. Reported net income for first quarter 2014 was $5.2 million or $0.29 per diluted share, compared to prior year’s net income for the first quarter of $2.9 million, or $0.17 per diluted share.

As a percentage of net sales, cost of goods sold for the quarter decreased to 78.3% from 79.4% for the first quarter in 2013.  The decrease in the cost of products sold as a percentage of sales reflects the continuing operational performance improvement in our divisions.

Debt, net of cash, was $45.2 million at March 31, 2014, an increase of $11.8 million over the December 31, 2013 amount of $33.4 million.  This situation is historically typical of the first quarter and was mainly due to the purchase of the assets of V-S Industries and the seasonality of funding additional working capital during the first quarter.  The Company expects to meet its beginning of the year goals for debt retirement (net of acquisitions) and capital spending of approximately $15.0 million and $23.0 million, respectively.

Richard Holder, President and Chief Executive Officer, commented, “The sales momentum we experienced in 2013 continued to positively affect our 2014 first quarter performance.  Quarterly sales and operating income were at the highest level since our 2012 first quarter.  The improving economic recovery in Europe, sustained strong growth in China and improving share position and adjacent product expansion were the main drivers behind this positive growth.  Sales growth in North America was more modest due to a sluggish automotive market that was negatively affected by the harsh weather experienced in January and February.”

Mr. Holder continued “As a Company, we remain persistently focused on maximizing incremental profits for each additional sales dollar.  This discipline allowed us to continue to improve margins and bring additional dollars to the bottom line.  As expected, the V-S acquisition had a short-term negative impact on margins, however; we expect V-S to become accretive to earnings in the second half of the year.”

Mr. Holder concluded, “Results for the first quarter were in large part as planned.  Revenues and profits were in line with our expectations given the current economic environment.  We remain positive regarding the remainder of 2014.  Our sales levels from European customers have not yet reached pre-recession levels.  However, as the industrial and automotive markets of this region return to a more normalized level, we are in an excellent position to further leverage our operational performance improvements and return more profit to the bottom line.  Additionally, every person at NN is fully committed and highly focused on the execution of the strategic initiatives of increasing profitable growth that we communicated to you in our enhanced business strategy.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe, Mexico and China.  NN, Inc. had sales of US $373 million in 2013.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net sales	$ 102,528	$ 93,797
Cost of goods sold (exclusive of depreciation shown separately below)	80,283	74,517
Selling, general and administrative	10,030	9,106
Depreciation and amortization	3,877	4,531
Loss on disposal of assets	--	4
Income from operations	8,338	5,639

Interest expense	564	785
Other expense, net	83	579
Income before provision for income taxes	7,691	4,275
Provision for income taxes	2,453	1,404

Net income	5,238	2,871

Diluted income per common share	$ 0.29	$ 0.17

Weighted average diluted shares	17,962	17,162

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current Assets:
Cash	$ 4,542	$ 3,039
Accounts receivable, net	74,165	58,929
Inventories	57,449	54,530
Other current assets	10,221	9,176
Total current assets	146,377	125,674

Property, plant and equipment, net	125,742	121,089
Goodwill, net	8,959	8,624
Intangible assets	975	900
Other non-current assets	4,936	6,115
Total assets	$ 286,989	$ 262,402

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 45,816	$ 40,687
Accrued salaries, wages and benefits	11,215	11,761
Current maturities of long-term debt	13,752	10,477
Income taxes payable	2,496	1,340
Other current liabilities	6,453	5,119
Total current liabilities	79,732	69,384

Non-current deferred tax liabilities	3,936	3,844
Long-term debt, net of current portion	36,000	26,000
Other non-current liabilities	10,299	10,414
Total liabilities	129,967	109,642

Total stockholders’ equity	157,022	152,760

Total liabilities and stockholders’ equity	$ 286,989	$ 262,402

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Three Months Ended March 31, 2014
	In Thousands	Diluted Earnings Per share
Net income	$ 5,238	$ 0.29
After-tax acquisition related expenses	314	0.02
Net income from normal operations	$ 5,552	$ 0.31

	Three Months Ended March 31, 2013
	In Thousands	Diluted Earnings Per share
Net income	$ 2,871	$ 0.17
After-tax foreign currency loss on intercompany loans	350	0.02
After-tax restructuring and other non-recurring items	399	0.02
Net from normal operations	$ 3,620	$ 0.21

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

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